Securities and Exchange Commission
450 Fifth Street N.W.
Washington, D.C. 20549

Re: Project Group, Inc.
Commission File #2-28445

Dear Sir/Madam:

Thomas Leger & Co., L.L.P. ("TLC") previously was engaged by Project Group, Inc. (the "Company") as the Company's independent certifying accountants. Except as set forth below, we agree with the statements contained in Item 4 of the Company's Form 8-K regarding an event occurring on October 13, 2004:

- TLC agrees with the Company's statement in paragraph one of Item 4 that TLC resigned on October 13, 2004.

- TLC is not in a position to agree or disagree with the Company's statements in paragraph one of Item 4 regarding recommendation and approval of the Company's Audit Committee and Board of Directors regarding the Company's engagement of Malone & Bailey, PLLC.

- TLC is not in a position to agree or disagree with the Company's statements in paragraph five on Item 4 regarding consultation between the Company and Malone & Bailey, PLLC.


Very Truly Yours,


/s/ Thomas Leger & Co., L.L.P.
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Thomas Leger & Co., L.L.P.
Houston, Texas
October 20, 2004